UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 28, 2008

AgFeed Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-33674	20-2597168

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rm. A1001-1002, Tower 16

Hengmao Int'l Center

333 S. Guangchang Rd.

Nanchang City, Jiangxi Province

                        China, 330003

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: 86-0791-6669099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 8.01.	Other Events

On May 28, 2008, AgFeed Industries, Inc. (the "Company"), through its operating subsidiary Jiangxi Best Swine Development Co., Ltd. ("Best Swine"), completed the acquisition of 2 commercial producing hog farms, including one breeder farm in the People's Republic of China ("PRC").

The negotiated aggregate purchase price paid for these hog farms was approximately US$3.2 million. The United States dollar amounts are based on the exchange rate on May 28, 2008 (USD$1.00 = RMB6.9408).

The following is a summary of each individual hog farm acquisition.

Nanping Kangda Animal Husbandry Co., Ltd.

Best Swine acquired all of the equity interest in Nanping Kangda Animal Husbandry Co., Ltd., a hog farm located at Yanping District, Nanping City, Fujian Province, PRC, from Chen Qingwen and Chen Jianming for a purchase price of RMB5,821,000 (USD$838,664). Nanping Kangda Animal Husbandry Co., Ltd. has annual hog production capability of approximately 12,000 hogs and has estimated sales of approximately 6,000 hogs through the remainder of 2008.

Fujian Jianxi Breeder Hog Farm Co., Ltd.

Best Swine acquired all of the equity interest in Fujian Jianxi Breeder Hog Farm Co., Ltd., a breeder hog farm located at Zhishan District, Jianou City, Fujian Province, PRC, from Weng Lizhu and Zhang Yachui for a purchase price of RMB16,338,166 (USD$2,353,931). Fujian Jianxi Breeder Hog Farm Co., Ltd. has annual hog production capability of approximately 8,000 breeder hogs and 13,000 meat hogs, with estimated sales of approximately 10,500 hogs through the remainder of 2008.

There were no material relationships between any of the sellers in these transactions and the Company or any of the Company's affiliates, the Company's directors and officers, or any associates of the Company's directors and officers. The hog farms acquired by the Company on May 28, 2008 are not deemed to be "related businesses" as that term is defined in Rule 3-05(a)(3) of Regulation S-X promulgated by the Securities and Exchange Commission.

On May 29, 2008, the registrant issued a press release announcing the completion of the acquisition of the hog farms. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibits.

Exhibit	Description
99.1	AgFeed Press Release, dated May 29, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 2, 2008

AGFEED INDUSTRIES, INC.
By: /s/ Junhong Xiong
Junhong Xiong
Chief Executive Officer